Exhibit 99.1

Elle Hoxie	Garo Toomajanian
Salary.com	Integrated Corporate Relations
781-464-7841	617-956-6728
press@salary.com	ir@salary.com

SALARY.COM™ ACQUIRES PREMIER COMPETENCY MANAGEMENT

CONSULTING PRACTICE WITH THE ACQUISITION OF SCHOONOVER ASSOCIATES, INC.

Dr. Stephen Schoonover and his job-competency organization will join Salary.com’s existing competency data and services group

WALTHAM, Mass.—December 27, 2007 — Salary.com, Inc. (Nasdaq:SLRY), a leading provider of on-demand compensation and talent management solutions, announced today that it has acquired the assets of Schoonover Associates, Inc. (Schoonover Consulting). With the addition of Schoonover’s world-renowned consulting services, Salary.com establishes the industry’s premier competency management data and consulting services group.

The acquisition of Schoonover Consulting expands Salary.com’s competency offering to include the leading design experts in competency-based, performance development systems along with one of the most comprehensive libraries of over 2,000 leadership and job-specific competencies. This acquisition follows in the footsteps of a July 2007 agreement wherein Salary.com secured an evergreen license to the Schoonover Consulting competency data library.

“With this acquisition, Salary.com adds a world class consulting capability to its data libraries of competency and job models,” said Kent Plunkett, chief executive officer of Salary.com. “Dr. Stephen Schoonover is one of the pioneers of competency driven human resources consulting and has specialized in competency consulting for over twenty-five years. In that time, he has advised primarily large global enterprises including Citicorp, Freddie Mac, General Electric, GlaxoSmithKline, Hewlett-Packard, Johnson & Johnson, Kellogg School of Management, Merck, Lockheed Martin, Oracle Corporation, Texas Pacific Group, Thomson Financial Services, Tyson Foods, Rational Software, Raytheon, and Sun Microsystems as well as worked on engagements in collaboration with other leading practitioners including Accenture, Ernst & Young, and PricewaterhouseCoopers. We are very excited to have the renowned Dr. Schoonover join the Salary.com team and lead our competency consulting practice.”

“We have found that employers struggle with the challenges presented by implementing competency models and integrating them with their talent management software programs. The key to speedy and successful implementation of a competency initiative is to start with a robust data model and bundle that with high level advice by domain experts to ensure the optimal outcome for each client,” added Plunkett. “By combining the forces of Schoonover Associates with ITG Competency Group, acquired in August of 2007, Salary.com will now offer customers the expertise, data models, and professional services to make competencies the foundation of any company’s talent management strategy. Employers can use Salary.com’s data to build a competency foundation, augment internal libraries, and integrate with other applications, including Salary.com’s TalentManager®, InfoBasis, Saba, SuccessFactors, and SumTotal.”

“This transaction is a win for Schoonover Associates, Salary.com, and our respective clients,” said Dr. Stephen Schoonover, president of Schoonover Associates, Inc. “We’re combining the expertise in competency management and services of Schoonover Associates with Salary.com’s on-demand technology and client service infrastructure to support client engagements and provide additional enterprise value. We’re looking forward to being part of Salary.com and helping customers implement best practices in performance, succession, recruiting, compensation, and leadership development.”

Under the terms of the agreement, Salary.com paid Schoonover Consulting $3,500,000 in cash at closing. Schoonover Consulting also will be eligible to earn up to $500,000 in additional cash consideration and $1,500,000 in newly issued stock consideration—each based on meeting certain performance targets during the first five years after the closing of the acquisition. Dr. Stephen Schoonover will join Salary.com as Vice President and General Manager of Salary.com’s Competency Data and Services Group. Salary.com does not expect a material revenue impact for its fiscal year ending 3/31/08 as a result of this acquisition.

About Salary.com, Inc.

Salary.com is a leading provider of on-demand compensation and talent management solutions helping businesses and individuals manage pay and performance. Salary.com provides companies of all sizes comprehensive on-demand software applications that are tightly integrated with its own proprietary compensation data sets, thereby automating the essential elements of the compensation management process and significantly improving the effectiveness of its clients’ compensation spend. For more information, visit www.salary.com.

About Schoonover Associates, Inc.

Schoonover Associates, Inc. is a leading provider of competency management data and consulting services with over 20 years of experience helping clients maximize their human capital. The Schoonover Consulting library of over 2,000 leadership competencies provides businesses with the job-competency models needed to improve management of their talent management processes. Schoonover consultants create and implement fully-integrated solutions that range from developing leadership and HR strategies to competency-based performance development systems such as goal-setting methodologies, competency profiles, succession planning, employee development, career planning and other talent management initiatives. This work is enabled by intellectual property based on hundreds of studies resulting in valid competency models, best practice frameworks and methods to institutionalize new HR systems and achieve business results faster. For more information visit www.schoonover.com

Forward Looking Statements

This release contains “forward-looking” statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These are statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “may,” “will,” “expects,” “projects,” “anticipates,” “estimates,” “believes,” “intends,” “plans,” “should,” “seeks,” and similar expressions. This press release contains forward-looking statements relating to, among other things, Salary.com’s expectations and assumptions concerning future performance. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual future results to differ materially from those projected or contemplated in the forward-looking statements. The risks and uncertainties referred to above include, but are not limited to, risks associated with our ability to maintain Schoonover Associates’ key contracts and successfully generate new business, possible fluctuations in our operating results and rate of growth, our history of operating losses, the possibility that we will not achieve GAAP profitability, our ability to expand our customer base and product and service offerings, interruptions or delays in our service or our Web hosting, our business model, breach of our security measures, the emerging market in which we operate, integration and performance of acquired businesses, our ability to hire, retain and motivate our employees and manage our growth, competition, our ability to continue to release and gain customer acceptance of new and improved versions of our service, successful customer deployment and utilization of our services, and general economic conditions and other factors affecting spending by customers, as well as those risks and uncertainties described in Salary.com’s filings with the Securities and Exchange Commission. Salary.com expressly disclaims any obligation to update any forward-looking statements.

(SLRY-F)